Exhibit 10.2

CONFIDENTIAL INFORMATION REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS INDICATED BY […***…].

FIRST AMENDMENT

To

SUPPLY AGREEMENT

Between

GENERAL ELECTRIC INTERNATIONAL, INC.

And

TPI MEXICO, LLC

This FIRST AMENDMENT (the “First Amendment”) to the SUPPLY AGREEMENT is entered into as of September 28, 2016 (the “Effective Date”) between GENERAL ELECTRIC INTERNATIONAL, INC., a Delaware corporation, through its GE RENEWABLE ENERGY BUSINESS (formerly known as its GE Power & Water Business), having a principal place of business at 1 River Road, Schenectady, NY 12345 (“Buyer” or “GEREN”) and TPI Mexico, LLC, a Delaware limited liability company, having a principal place of business at 8501 N. Scottsdale Road, Suite 100, Scottsdale, AZ 85253 (“Seller”).

RECITALS

WHEREAS, on or about October 31, 2013, Buyer and Seller entered into a Supply Agreement, as amended by that certain letter agreement dated December 22, 2015 (the “Letter Agreement”) for the purchase and sale of certain wind turbine blades, as more specifically set forth in the Agreement;

WHEREAS, Buyer and Seller desire to enter into this First Amendment to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

Section 1. Defined Terms

Capitalized terms used in this First Amendment, shall have the meanings given to them in the Agreement, unless otherwise specifically defined herein.

Section 2. Amendment to Supply Agreement.

(A) Section 1 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 1:

“1. Buyer Purchases

(a) This Agreement provides for the manufacturing, sale and delivery by Seller and the purchase by Buyer or any of its “Affiliates’’ (as defined herein) of those goods (“Components”) specified in Appendix 1 during the Term (as defined herein) of this Agreement at the prices agreed to in this Agreement. “Affiliate” with respect to Buyer and Seller means any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as applicable. All purchases under this Agreement are subject to issuance of firm purchase orders (“POs” or “Orders”) by Buyer pursuant to the GE RENEWABLE ENERGY STANDARD TERMS REV A (the “GEREN Purchase Terms”), which are attached to this Agreement as Appendix 2 and incorporated herein by reference, and any agreed updates, changes and modifications to the same which have been executed by written amendment signed by the parties. All POs, acceptances and other writings or electronic communications between the parties shall be governed by this Agreement. In case of conflict, the following order of precedence shall prevail: a) this Agreement; b) the Attachments to this Agreement; c) individual POs; and d) drawings, specifications and related documents specifically incorporated herein by reference.

(b)(i) Subject to Seller being able to meet the established quality, technical and qualification requirements for Components, and the possible reductions in this Section 1 and Section 9 below, Buyer agrees to purchase the minimum number of Components specified in Appendix 1 (the “Buyer’s Purchase Obligation”) during the time periods specified in Appendix 1 (each a “Purchase Time Period”). In the event that Buyer fails to purchase its Buyer’s Purchase Obligation in a particular Purchase Time Period, Buyer’s sole and exclusive liability with respect to its Buyer’s Purchase Obligation for such Purchase Time Period shall be calculated as provided in Subsection (b) (iv).

(ii) Commencing in calendar year 2016 for Purchase Time Period 2017 and in each calendar year thereafter through 2019 (for Purchase Time Period thereafter through 2020), Buyer shall provide a monthly non-binding forecast to Seller for the anticipated volume in the following Purchase Time Period by no later than September 1 to coincide with the Seller’s global procurement activities. Commencing in calendar year 2016 for Purchase Time Period 2017 and in each calendar year thereafter through 2019 for Purchase Time Period 2020, Seller shall provide Buyer by October 15th (i) a forecast list of parts for each Component model, identifying all direct materials and the proper country(ies) of origin for each and supplier(s) for each, all indirect materials (other than consumables related to employee protection or consumed in the Production Facility (as defined herein), on a periodic basis), subassemblies, parts required in the manufacture of such Component, the costs associated with each item and an aggregate cost for all items (a “Bill of Materials”). Seller’s Bill of Materials shall be comprised of Seller’s actual unit costs and total cost and usages. The […***…] Component Bill of Materials is attached as Appendix 1 a.

(iii) Buyer and Seller acknowledge that Buyer has placed a PO or PO’s for […***…] Component Sets for the Purchase Time Period 2016. Commencing with calendar year 2016 for Purchase Time Period 2017 and for each calendar year thereafter through 2019 for Purchase Time Period 2020, Buyer shall issue a PO or POs to Seller on or before October 31st for its entire forecasted purchase of Components for the following Purchase Time Period (the “October Orders”) provided that (i) Buyer receives by October 15 the
[…***…] Component Bill of Materials used to calculated the baseline Component price for the following calendar year, and (ii) Buyer has consented to any changes in the […***…] Component Bill of Materials for the following Purchase Time Period by October 29th, which consent shall not be unreasonably withheld. Subject to the terms of this Subsection 1(b) (iii) and with respect to Purchase Time Period 2019 and Purchase Time Period 2020, and […***…]

[…***…] (the “March Orders”). The maximum quantity of the March Orders will be equal […***…]. Nothing in this Subsection 1(b) (iii) shall prevent Buyer’s October Orders from equaling Seller’s Guaranteed Capacity.

(iv) In the event that the aggregate number of Components to be purchased in the October Orders, December Orders (as applicable) and the March Orders (as applicable) is less than the Buyer’s Purchase Obligation for the applicable Purchase Time Period, Buyer shall issue a PO (the “Adjustment PO”) to Seller no later than April 30th of such Purchase Time Period. The dollar amount of the Adjustment PO shall be calculated by multiplying […***…]. Payment by Buyer to Seller under the Adjustment PO shall satisfy all of Buyer’s obligations under this Agreement with respect to its commitment to purchase Buyer’s Purchase Obligation during the applicable Purchase Time Period for which the Adjustment PO was issued. Buyer agrees that to the extent practicable and using its commercially reasonable efforts, it shall place Orders with Seller that create a level loaded production capable of being achieved by Seller over the course of the Purchase Time Period.

(v) By written notice received by Seller no later than the October Order deadline date of October 29, 2019, Buyer may at its sole option elect to reduce the Buyer’s Purchase Obligation for Purchase Time Period 2020 from one hundred eighty (180) Components to one hundred twenty (120) Components (the “2020 Volume Reduction Option”); provided that such notice shall also indicate whether Buyer intends or does not intend to extend the Agreement beyond the Term. […***…] for the Purchase Time Period 2020.

(c) In addition to any other Buyer’s rights or remedies under this Agreement, commencing on the date after the LD Cap (as defined in Section 3.1 of the GEREN Purchase Terms) on a PO has been reached, Buyer may at its option elect, without liability to Buyer, to reduce Buyer’s Purchase Obligation in any Purchase Time Period commensurate with the applicable number of Components set forth in the PO where the LD Cap has been reached.

(d) During each applicable Purchase Time Period, Seller shall be obligated to sell to Buyer, in accordance with the terms of this Agreement, the number of Components set forth on the chart in Appendix 1 under Guaranteed Capacity as more fully defined in Appendix 1, but in no event shall Seller be obligated to sell any Components in excess of the Guaranteed Capacity. Notwithstanding the foregoing, Buyer shall have no obligation to purchase in any Purchase Time Period Seller’s Guaranteed Capacity to the extent that it exceeds Buyer’s Purchase Obligation as may be adjusted hereunder.

(e) Seller covenants and agrees to possess and maintain the necessary machinery, personnel, resources and space to manufacture and sell to Buyer in each applicable Purchase Time Period, at its manufacturing facility located at Ave de las Torres 2145, Torres del Sur, City of Juarez, State of Chihuahua, Mexico 32575 (the “Production Facility”) Seller’s Guaranteed Capacity for each Purchase Time Period. During the Term, Seller shall not enter into any contracts that would prevent Seller from complying with its obligations to maintain the Guaranteed Capacity for each applicable Purchase Time Period provided, however, Seller may manufacture and store products similar to the Components for other customers of Seller provided that such activities do not violate any term of this Agreement.

(f) Buyer shall not have any obligations or responsibility to make any purchases or payments, as the case may be, pursuant to this Agreement in the event and to the extent Seller is unable, unwilling or incapable of accepting, performing or completing any PO that includes reasonable, mutually agreed upon delivery schedules from Buyer to Seller for Components, including, without limitation, due to an excused or unexcused performance by Seller under any PO issued pursuant to this Agreement, default or other non-compliance by Seller of its obligations under this Agreement. The Buyer’s Purchase Obligation for each applicable Purchase Time Period shall be reduced in an amount equal to the number of Components that Seller is unable, unwilling, or incapable of accepting, performing or completing and in the case of a Force Majeure Event (as defined herein) reduced after the time period set forth in Section 9.

(g) Except for Buyer’s obligations pursuant to this Section 1, this Agreement does not create any commitment by or obligation upon Buyer to place any minimum percentage or volume of its requirements for Components with Seller. As provided for in Section 3, Buyer may terminate this Agreement prior to the expiration of the Term without liability in the event of any material breach by Seller of the terms of this Agreement. In such event, Buyer shall no longer have any liability to purchase the Buyer’s Purchase Obligation and may exercise its rights in accordance with the terms of this Agreement.

(h) Seller shall use commercially reasonable efforts to become a qualified supplier of Components pursuant to Buyer’s current qualification program plan (“QPP”). The QPP includes without limitation static and edge fatigue testing (“Fatigue Testing”) of a Component. Notwithstanding any conflicting provision in this Agreement, when Seller manufactures a Component that successfully meets the first piece qualification standard under the QPP, Buyer hereby authorizes and Seller hereby agrees to begin normal production of Components (“First Produced Blades”) prior to the completion of the QPP and Fatigue Testing. […***…]. Such costs shall include, without limitation, inspection and repair, but shall not include any removal, replacement, installation or transportation costs. […***…].

(B) Section 2 of the Agreement is hereby amended by adding the following provisions to the end of Section 2:

“During the Term of the Agreement, […***…]. Notwithstanding the preceding sentence, […***…].”

(C) Section 3(a) of the Agreement is hereby amended by deleting it in its entirely and replacing it with the following:

“Unless extended or unless terminated under this Section 3, this Agreement will remain in effect until December 31, 2020 (the “Term”).”

(D) Section 4 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“All notices under this Agreement shall be in writing and (i) if delivered personally or by an internationally recognized overnight courier, be deemed given upon delivery; (ii) if sent by registered or certified mail, return receipt requested, be deemed given upon receipt; or (iii) if transmitted electronically, be deemed given on the date accessible electronically. Notwithstanding the foregoing, any notice under this Agreement regarding a claim, demand, breach, termination or extension of Term or assignment, shall be sent an internationally recognized overnight courier. A party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective. Notices shall be sent to the parties at the following addresses:

Buyer	Seller
ATTN: […***…]	ATTN: […***…]
1 River Road, Building 53	8501 N. Scottsdale Rd., Suite 100
Schenectady, NY 12345	Scottsdale, AZ 85253
Telephone: […***…]	Telephone: […***…]
[…***…]	[…***…]”

(E) Section 10 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“10. NEW BLADE MODEL; EXTENSION OF COMPONENT LENGTH.

(a) In the event that Buyer proposes a New Blade Model during the Term (a “New Blade Model”), the parties agree that Buyer’s Purchase Obligation and Seller’s Guaranteed Capacity under this Agreement shall remain the same and any unfulfilled Buyer Purchase Obligation and Seller Guaranteed Capacity shall be applied to the New Blade Model. Seller agrees to extend the Agreement term, if required, to fulfill Buyer’s Purchase Commitment provided that Buyer and Seller have agreed on the commercial terms for the transition to a new Blade Model. […***…]. Seller shall quote a price for such New Blade Model and establish an initial Bill of Materials, and delivery schedule for such New Blade Model based on a maximum of […***…] calculated using agreed on […***…]. The price quoted by Seller for the New Blade Model shall also include […***…] shall be documented in writing by Seller). The parties agree that […***…]. Seller acknowledges that the calculation and amount of […***…]. Buyer may terminate this Agreement for cause and without a termination fee upon […***…].

(b) The parties agree that after Seller commences serial production of the […***…] Component, the addition by Buyer to the
[…***…] Component, as applicable, of […***…] shall not be treated as a New Blade Model under this Supply Agreement, but rather a PO change subject to Section 6 of the GEREN Purchase Terms.

(F) Appendices 1, 1(a)-1(g) are hereby amended by deleting them in their entirety and replacing them with Appendix 1 attached hereto.

(G) Appendix 2 is hereby amended by deleting it in its entirety and replacing it with Appendix 2 attached hereto.

(H) Sections II, III, IV, and Attachment A of Exhibit I of the Letter Agreement are deleted in their entirety. For avoidance of doubt, Section X of the Letter Agreement, Future Transitions to Longer Blades remains in effect.

(I) Buyer acknowledges that Seller has repaid in full the Advance Payment (as defined in the Letter Agreement) as of the Effective Date

Section 3. Reference to and Effect on the Supply Agreement.

(A) On and after the Effective Date of this First Amendment, each reference in the Supply Agreement to this “Agreement”, “hereunder”, “hereof”, or words of like import referring to the Supply Agreement shall mean and be a reference to the Supply Agreement, as amended by the Letter Agreement and this First Amendment.

(B) The Agreement, including all of the parties’ obligations thereunder that arose prior to the Effective Date of this First Amendment, are and shall continue to be in full force and effect, except as modified by the First Amendment, are hereby in all respects ratified and confirmed.

Section 5. Governing Law. This First Amendment shall be governed by New York law, excluding its conflict of laws rules. All disputes relating to this First Amendment that cannot be resolved by negotiation shall be resolved by litigation in the state or federal courts of New York.

Section 6. Execution in Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile or email shall be effective as delivery of a manually executed counterpart of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective authorized representatives as of the date written below but effective as of the Effective Date.

GENERAL ELECTRIC INTERNATIONAL, INC., through its GE Renewable Energy business		TPI MEXICO, LLC

By:	/s/ Micaela Niven Bulich	By:	/s/ Steven Lockard
Name:	Micaela Niven Bulich	Name:	/s/ Steven Lockard
Title:	VP GE Onshore Supply Chain	Title:	President & CEO
Date: Oct 4, 2016		Date: 9/28/16

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ATTACHMENTS

Appendix 1: Description, Quantity and Price List of Components

Appendix la: […***…] Component Bill of Materials

Appendix 2: GE Renewable Energy Purchase Terms

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Appendix 1

Description, Quantity and Price of Components

Description of Components:

Component	GE Part #	Description
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

For purposes of this Agreement, the term Component shall mean the wind turbine blade specified in Buyer’s drawing number
[…***…], which specifications may be changed by Buyer and agreed to by the Seller from time to time. Components shall be delivered in […***…] blades per set. In addition, when the term Component(s) is used in this Agreement in reference to the quantity ordered, price per Component, Buyer’s Purchase Obligation and Seller’s Guaranteed Capacity the number referred to means
[…***…] blades per Component which is also referred to herein as “sets” or Component sets.

Purchase Time Periods, Price, Seller’s Guaranteed Capacity and Buyer’s Purchase Obligation

Set forth in the chart below are the Purchase Time Periods, the pricing for such Purchase Time Period, Seller’s Guaranteed Capacity (as defined below) for such Purchase Time Period and Buyer’s Purchase Obligation for such Purchase Time Period. In addition, the chart below also indicates the pricing for the cut up blade, static / fatigue test blade, First Piece Qualification (“FPQ”) blades and Pilot Lot Qualification (“PLQ”) blades as required by the QPP.

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[…***…]

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[…***…]

The parties agree that all PO’s have been placed in 2016 for FPQ and PLQ activity including (i) engineering for cut up blade, test blade, FPQ blade set, PLQ blade set; (ii) cut up blade test report; (iii) three FPQ blades; (iv) […***…] Component sets of PLQ blades. The parties also agree that all Tooling listed in Attachment B of the Letter Agreement has been paid in full by Buyer.

Payment Terms

Notwithstanding anything to the contrary contained in this Agreement, including without limitation Section 2 of the GEREN Purchase Terms, Buyer intends, and shall be entitled, to take an early payment discount as shown below under “New Payment Terms.” The “New Payment Terms” shall remain in effect unless the parties mutually decide otherwise; provided however, that in the event that Buyer does not execute payment as intended within the applicable discount period for at least […***…] of the invoices submitted by the Seller in any calendar year quarter, the payment terms shall revert to “Prior Payment Terms” in the following calendar year quarter.

New Payment Terms

Buyer shall initiate payment on or before […***…] from the Payment Start Date (the “[…***…] Net Due Date”). An early payment discount of […***…] of the gross invoice price shall be applied if Buyer initiates payment within […***…] of the Payment Start Date.

Prior Payment Terms

Buyer shall initiate payment on or before […***…] days from the Payment Start Date (the “[…***…] Net Due Date”). An early payment discount of […***…] of the gross invoice price shall be applied if Buyer initiates payment within […***…] of the Payment Start Date. For Purchase Orders placed with Prior Payment Terms, the Component price, Seller Facility to Santa Teresa, NM Trucking Expense, and Santa Teresa Handling Expense shall be the value displayed in the table above divided by […***…].

Material Cost Out

If Buyer or Seller implement measures that reduce the cost of the Bill of Materials for the […***…] Components, then upon completion of such implementation, the cost of such […***…] Component set purchased under this Agreement shall be immediately […***…]. To the extent that Seller shall incur […***…] with regards to the foregoing measures, […***…].

Seller’s Guaranteed Capacity

The parties agree that Seller’s guaranteed capacity at Seller’s Production Facility to Buyer shall be equivalent to and equal to the capacity of […***…] (“Seller’s Guaranteed Capacity”).

Storage Yard

(A) Buyer shall lease a storage facility located in Santa Teresa, New Mexico (the “Storage Yard”), operated by Seller with a storage capacity of approximately […***…] Components.

(B) Seller shall deliver the finished Components to the Storage Yard in shipping fixtures provided by Buyer that are capable of appropriately transporting the Components from the Production Facility to the Storage Yard. Buyer shall provide truck and rail shipping fixtures to the Storage Yard. Seller shall be responsible for transfer of the shipping fixtures to the Production Facility for the loading and transportation of the blades to the Storage Yard. Seller shall be responsible for the proper care of the shipping fixtures and all unloading of trailers at the Storage Yard. All damages or losses at the Storage Yard, including without limitation, the Components shall be borne by Seller, and Seller shall be responsible for insuring against risk of loss or damage at the Storage Yard. The parties understand that Seller shall have no obligation to provide any storage of finished Components at the Production Facility.

(C) Buyer is responsible for re-fixturing blades from the truck shipping fixtures to the rail shipping fixtures and transporting fixtured blades from the Storage Yard to the rail siding.

(D) Notwithstanding anything to the contrary contained herein, Seller shall indemnify and hold Buyer harmless from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising, during or after the term of the Agreement from or in connection with the presence or suspected presence of Hazardous Substances in, on or about the Storage Yard, as a result of acts of the Seller or the Seller’s contractors invited onto the Premises by the Seller.

(E) Except as set forth in the preceding paragraph, Buyer shall indemnify and hold Seller harmless from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising, during or after the term of the Agreement from or in connection with the presence or suspected presence of Hazardous Substances in, on the Storage Yard as a result of acts of the Buyer or the Buyer’s Non-Seller contractors invited onto the Premises by the Buyer.

(F) As used herein, “Hazardous Substances” means any substance which is toxic, ignitable, reactive, or corrosive or which is regulated by “Environmental Laws”. The term “Environmental Laws” means federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j, and their state law equivalents. “Hazardous Substances” includes any and all materials or substances which are defined as “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local governmental law. “Hazardous Substances” also includes asbestos, polychlorinated biphenyls (“PCBs”) and petroleum products.

(G) Seller does hereby assume liability for, and does hereby agree to indemnify, protect, defend, save and hold Buyer harmless, its officers, directors, agents and employees, from and against any and all liabilities, obligations, claims, actions, demands, fines, suits, judgments, penalties, damages and losses (including all of the costs, fees and expenses connected therewith or incident thereto) for death of or injury to any person whomsoever and for loss of, damage to, or destruction of any property whatsoever (including loss of use thereof) arising out of the negligent or willful act or omission of its officers, partners, employees, agents or contractors as they relate to the Premises.

(H) Buyer does hereby assume liability for, and does hereby agree to indemnify, protect, defend, save and hold Seller harmless, its officers, directors, agents and employees, from and against any and all liabilities, obligations, claims, actions, demands, fines, suits, judgments, penalties, damages and losses (including all of the costs, fees and expenses connected therewith or incident thereto) for death of or injury to any third party and for loss of, damage to, or destruction of any third party property whatsoever (including loss of use thereof) arising out of the negligent or willful act or omission of the Buyer or the Buyer’s Non-Seller contractors invited onto the Premises by the Buyer.

(I) In addition:

(i)	Each party shall promptly notify the other party if it becomes aware of any potential violation of any Environmental Law regarding the Storage Yard, including any spill or discharge of Hazardous Substances, and the parties shall use commercially reasonable efforts to work together to agree upon any remedial steps to address such potential violations and issues. Notwithstanding the above, Seller agrees to take commercially reasonable initial steps to mitigate any incident on the Premises.

(J) Seller agrees:

(i)	that any chemicals Hazardous Substances stored at the premises shall be stored in properly grounded, compatible containers with appropriately sized secondary containment;

(ii)	that all chemicals Hazardous Substance containers and secondary containment shall be inspected and in good condition;

(iii)	that Seller shall comply with all applicable local, state and federal laws during the use of the Premises;

(iv)	that Seller shall acquire all permits necessary for activities to be conducted on the premises; and

(v)	to take all necessary actions to use and store hazardous waste any Hazardous Substances on the premises in a prudent and compliant manner.

Appendix 1a: […***…] Component Bill of Materials

[…***…]

Appendix 1a: […***…] Component Bill of Materials

[…***…]

Appendix 1a: […***…] Component Bill of Materials

[…***…]

Appendix 2

GE RENEWABLE ENERGY STANDARD TERMS OF PURCHASE REV. A (modified)

1. ACCEPTANCE OF TERMS. Seller agrees to be bound by and to comply with all terms set forth herein and in the purchase order, to which these terms are attached and are expressly incorporated by reference (collectively, the “Order”), including any amendments, supplements, specifications and other documents referred to in this Order. Acknowledgement of this Order. Including without limitation, by beginning performance of the work called for by this Order, shall be deemed acceptance of this Order. The terms set forth in this Order take precedence over any alternative terms in any other document connected with this transaction unless such alternative terms are: (a) part of a written supply agreement (“Supply Agreement”), which has been negotiated between the parties and which the parties have expressly agreed may override these terms in the event of a conflict; and/or (b) set forth on the face of the Order to which these terms are attached. In the event these terms are part of a written Supply Agreement between the parties, the term “Order” used herein shall mean any purchase order issued under the Supply Agreement. This Order does not constitute an acceptance by Buyer of any offer to sell, any quotation, or any proposal. Reference in this Order to any such offer to sell, quotation or proposal shall in no way constitute a modification of any of the terms of this Order. ANY ATTEMPTED ACKNOWLEDGMENT OF THIS ORDER CONTAINING TERMS INCONSISTENT WITH OR IN ADDITION TO THE TERMS OF THIS ORDER IS NOT BINDING UNLESS SPECIFICALLY ACCEPTED BY BUYER IN WRITING.

2. PRICES, PAYMENTS AND QUANTITIES.

2.1 Prices. All prices are firm and shall not be subject to change. Seller’s price includes all payroll and/or occupational taxes, any value added tax that is not recoverable by Buyer and any other taxes, fees and/or duties applicable to the goods and/or services purchased under this Order; provided, however, that any value added tax that is recoverable by Buyer, state and local sales, use, excise and/or privilege taxes, if applicable, will not be included in Seller’s price but will be separately identified on Seller’s invoice. If Seller is obligated by law to charge any value added and/or similar tax to Buyer. Seller shall ensure that if such value added and/or similar tax is applicable, that it is invoiced to Buyer in accordance with applicable rules so as to allow Buyer to reclaim such value added and/or similar tax from the appropriate government authority. Neither party is responsible for taxes on the other party’s income or the income of the other party’s personnel or subcontractors. If Buyer is required by government regulation to withhold taxes for which Seller is responsible. Buyer will deduct such withholding tax from payment to Seller and provide to Seller a valid tax receipt in Seller’s name. If Seller is exempt from such withholding taxes or eligible for a reduced rate of withholding tax as a result of a tax treaty or other regime, Seller shall provide to Buyer a valid tax residency certificate or other documentation, as required by the applicable government regulations, at a minimum of thirty (30) days prior to payment being due. Seller agrees that it will not sell\goods using comparable material systems and technology to other customers at more favorable gross margins than those given Buyer.

2.2 Payments.

(a) Payment Terms. Unless otherwise stated on the face of this Order, Buyer will initiate payment on or before […***…] from the Payment Start Date. The […***…] after the Payment Start Date shall hereinafter be referred to as the “Net Due Date”. The Payment Start Date is the latest of the required date identified on the Order, the date of receipt of valid invoice by Buyer, or the received date of the goods and/or services in Buyer’s receiving system. The received date of the goods and/or services in Buyer’s receiving system will occur: (i) in the case where the goods are placed in the Storage Yard (as defined in the Supply Agreement), within forty-eight (48) hours of the goods being placed in the Storage Yard: (ii) in the case where services are performed directly for Buyer, within forty-eight (48) hours of Buyer’s physical receipt of the services; or (iii) in the case of services performed directly for a third party in accordance with this Order, within forty-eight (48) hours of Buyer’s receipt of written certification from Seller of completion of the services.

(b) Discounts. Buyer shall be entitled, either directly or through an Affiliate (defined in subsection (c) below) of Buyer to take an early payment discount of […***…] (the “Daily Base Discount Rate”) for each day before the Net Due Date that payment is initiated. For example, a discount of […***…] would correspond to payment initiated […***…] early (i.e., […***…] after the Payment Start Date) and a discount of […***…] would correspond to payment initiated […***…] early (i.e., […***…] after the Payment Start Date). Unless otherwise agreed, Buyer agrees not to apply more than […***…] early payment equal to […***…] early payment reduction. The Daily Discount Rate is based on a “Prime Rate” (defined below) of […***…] (the “Base Prime Rate”). If the Prime Rate in effect on the last business day of any month exceeds the Base Prime Rate, the Daily Discount rate will be adjusted upward or downward on […***…] fluctuation between the Prime Rate and the Base Prime Rate on such date; provided, however, that If the Prime Rate ever falls below the Base Prime Rate, then the Daily Discount Rate will never fall below […***…]. If the Daily Discount Rate is adjusted on […***…] as set forth above, then such adjusted Daily Discount Rate will be applicable to all invoices posted for payment during the following month. For purposes of this Section, “Prime Rate” shall be the Prime Rate as published in the “Money Rates” section of The Wall Street Journal (or, in the event that such rate is not so published, as published in another nationally recognized publication) on […***…]. For example, if the Prime Rate exceeds the Base Prime Rate by […***…], the Daily Discount Rate for the following […***…] will increase by […***…]. Notwithstanding Buyer’s obligations in Section 2.2(a), if the Net Due Date falls on a weekend or a holiday, the Net Due Date will be moved to the next business day (the “Reset Net Due Date”). If Buyer initiates payment before such Reset Net Due Date and takes an early payment discount as set forth above, Buyer will be entitled to take the early payment discount based upon each day payment is initiated before the Reset Net Due Date. If Buyer and Seller agree that Buyer may take a fixed-percentage early payment discount (the “Flat Discount’’) whereby Buyer will take the Flat Discount for initiating payment on or before a date certain prior to the Net Due Date or the Reset Net Due Date, if applicable (the “Flat Discount Date”), e.g., a […***…] discount for initiating payment on or before the […***…] day after the Payment Start Date, and the Flat Discount Date falls on a weekend or a holiday. Buyer shall be entitled to initiate payment to Seller on the next business day following the Flat Discount Date and take the Flat Discount as if at initiated payment on the Flat Discount Date. Each discount will be rounded to the nearest one hundredth of a percent. Notwithstanding anything to the contrary in this Order, if Buyer elects to take the early payment discount to settle an invoice, Seller acknowledges and confirms that: (1) title to the goods and services shall pass directly to General Electric Capital Corporation (“GE Capital”) in accordance with the terms of this Order; (2) once title to the goods and services has passed to GE Capital, GE Capital shall immediately and directly transfer such title to Buyer, and (3) any and all of the obligations, including representations and warranties Seller has provided with respect to the goods and services, shall be retained by Buyer, and Buyer may rely upon the same.

(c) Miscellaneous. Payment shall be in US dollars. Seller’s invoice shall in all cases bear Buyer’s Order number and shall be issued no later than […***…] after receipt of the goods by Buyer and/or Seller’s completion of the services. Buyer shall be entitled to reject Seller’s invoice if it fails to include Buyer’s Order number, is issued after the time set forth above or is otherwise inaccurate, and any resulting: (i) delay in Buyer’s payment: or (ii) nonpayment by Buyer shall be Seller’s responsibility. Seller warrants that it is authorized to receive payment in the currency stated in this Order. No extra charges of any kind will be allowed unless specifically agreed in writing by Buyer. Buyer shall be entitled at any time to set-off any and all amounts owed by Seller to Buyer or a Buyer Affiliate (defined below) on this or any other order. “Affiliate” shall for the purposes of this Older mean, with respect to either party, any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party.

2.3 Quantities.

(a) General. Buyer is not obligated to purchase any quantity of goods and/or services except for such quantity(ies) as may be specified either: (i) on the face of an Order, (ii) in a release on the face of an Order, or (iii) on a separate written release issued by Buyer pursuant to an Order. Unless otherwise agreed to in writing by Buyer. Seller shall not make material commitments or production arrangements in excess of the quantities specified in Buyer’s Order or release and/or in advance of the time necessary to meet Buyer’s delivery schedule. Should Seller enter into such commitments or engage in such production, any resulting exposure shall be for Seller’s account. Goods delivered to Buyer in excess or the quantities specified in Buyer’s Order or release and/or in advance of schedule may be returned to Seller at Seller’s risk and expense, including but not limited to any cost incurred by Buyer related to storage and handling of such goods.

(b) Replacement Parts. Replacement parts for goods purchased by Buyer hereunder are for the purpose of this Section defined as “Parts” and are included in the definition of “goods” under this Order. For all goods ordered by Buyer’s Measurement and Control Solutions. Industrial Solutions or Wind Energy businesses and if expressly required on the face of this Order by another Affiliate, group, division and/or business unit of Buyer, Seller shall provide Parts: (i) to Buyer’s Measurement and Control Solutions and Industrial Solutions businesses for a period of […***…]; and (ii) to Buyer’s Wind Energy business for a period of […***…]. Seller shall continue to supply such Parts past the […***…] or […***…] for so long as the Seller continues to produce goods for Buyer. After a good is no longer in production, the prices for Parts shall be […***…] of those amounts. No minimum order requirements shall apply unless the parties mutually agree in advance. After the end of the above referenced periods. Seller shall continue to maintain in good working condition all Seller-owned tooling required to produce the Parts, and shall not dispose of such tooling without first contacting Buyer and offering Buyer the right to purchase such tooling from Seller. Seller’s obligations with regard to Buyer owned tooling are set forth in Section 4. “Buyer’s Property”.

3. DELIVERY AND TITLE PASSAGE.

3.1 Delivery. Time is of the essence of this Order. If Seller delivers the goods later than scheduled in Purchase Time Period 2017, Purchase Time Period 2018, Purchase Time Period 2019 and the Purchase Time Period 2020. Buyer may assess the following amounts as liquidated damages for the delay period; provided however, if Seller is […***…] liquidated damages may be assessed. Where Seller is […***…], Seller shall pay to Buyer an amount equal to […***…] (“LD Cap”). For the avoidance of doubt, in determining any liquidated damages delay period, good deliveries pursuant to this Order shall be applied sequentially to the scheduled delivery dates on a first-in. first-out basis, with each good delivered allocated first to the earliest open scheduled good delivery date. The parties agree that the above amounts, are for damages resulting from the delay period only; are a reasonable pre estimate of such damages Buyer will suffer as a result of delay based on circumstances existing at the time this Order was issued; and are to be assessed as liquidated damages and not as a penalty. In addition to the Liquidated Damages set forth above, Seller agrees to pay the costs actually incurred by the Buyer in transportation over and above normal transportation costs, up to a maximum of […***…], during the period of time starting […***…] after the delivery date. Except as otherwise set forth in the Supply Agreement, Buyer’s sole remedy for damages for late delivery during the delay period shall be limited to the receipt of the amount of the LD Cap from Seller until […***…] after the LD Cap has been reached after which Buyer may avail itself of any other remedies for breach that exist in this Order (including termination for Seller’s breach of its delivery obligations). Notwithstanding anything herein to the contrary, and without limiting Buyer’s other rights herein, no liquidated damages shall apply to late delivery during calendar year […***…]. All delivery designations are INCOTERMS 2010. Unless otherwise stated on the face of this Order, all goods provided under this Order shall be […***…]. Notwithstanding the foregoing Incoterm, Seller shall not be responsible for clearing the goods for export.

3.2 Title Possage. Unless otherwise stated on the face of this Order, title to all goods provided under this Order shall pass when the goods are delivered and loaded by Seller onto Buyer’s carrier at the Storage Yard for delivery to all locations. Notwithstanding anything herein to the contrary, all damages and losses at the Storage Yard, including, without limitation, the goods will be borne by Seller, and Seller will be responsible for insuring against the risk of loss or damage at the Storage Yard.

4. BUYER’S PROPERTY. Unless otherwise agreed in writing, all tangible and intangible property, including, but not limited to, information or data of any description, tools, materials, drawings, computer software, know-how, documents, trademarks, copyrights, equipment or material furnished to Seller by Buyer or specifically paid for by Buyer, and any replacement thereof, or any materials affixed or attached thereto, shall be and remain Buyer’s personal property. Except as set forth in Section 5 of the Supply Agreement, such property furnished by Buyer shall be accepted by Seller “AS IS” with all faults and without any warranty whatsoever, express or implied. Seller shall use such property at its own risk, and Buyer makes no warranty or representation concerning the condition of such property. Such property and, whenever practical, each individual item thereof, shall be plainly marked or otherwise adequately identified by Seller as Buyer’s property, safely stored separate and apart from Seller’s property and properly maintained by Seller. Seller further agrees to comply with any handling and storage requirements provided by Buyer for such property. Seller shall not substitute any other property for Buyer’s property. Seller will inspect Buyer’s property prior to use and will train and supervise its employees and other authorized users of such property in its proper and safe operation. Seller shall use Buyer’s property only to meet Buyer’s orders, and shall not use it, disclose it to others or reproduce it for any other purpose. Such property, while in Seller’s care, custody or control, shall be held at Seller’s risk, shall be kept free of encumbrances and insured by Seller at Seller’s expense in an amount equal to the replacement cost thereof with loss payable to Buyer and shall be subject to removal at Buyer’s written request, in which event Seller shall prepare such property for shipment and redeliver to Buyer in the same condition as originally received by Seller, reasonable wear and tear excepted, all at Seller’s expense. As noted in Section 15.4(b). “Assists”, any consigned material, tooling or technology used in production of the goods shall be identified on the commercial or pro forma invoice used for international shipments. Buyer hereby grants a non-exclusive, non-assignable license, which is revocable with or without cause at any time, to Seller to use any information, drawings, specifications, computer software, know-how and other data furnished or paid for by Buyer hereunder for the sole purpose of performing this Order for Buyer. Buyer shall own exclusively all rights in ideas, inventions, works of authorship, strategies, plans and data created in or resulting from Seller’s performance under this Order, including all patent rights, copyrights, moral rights, rights in proprietary information, database rights, trademark rights and other intellectual property rights. All such intellectual property that is protectable by copyright will be considered work(s) made for hire for Buyer (as the phrase “work(s) made for hire” is defined in the U.S. Copyright Act (17 U.S.C. § 101)) or Seller will give Buyer “first owner” status related to the work(s) under local copyright law where the work(s) was created. If by operation of law any such intellectual property is not owned in its entirety by Buyer automatically upon creation, then Seller agrees to transfer and assign to Buyer, and hereby transfers and assigns to Buyer, the entire right, title and interest throughout the world to such intellectual property.

Seller further agrees to enter into and execute any documents that may be required to transfer or assign ownership in and to any such intellectual property to Buyer. Notwithstanding the foregoing, the mutual non-disclosure agreement dated September 27, 2013 between General Electric Company acting though its Renewable Energy business and TPI Composites, Inc. (“MNDA”) shall govern in the event there is a conflict with this section as to any project referenced in the MNDA that may pertain to this Order. Should Seller, without Buyer’s prior written consent and authorization, design or manufacture for sale to any person or entity other than Buyer any goods substantially similar to, or which reasonably can substitute or repair, a Buyer good, Buyer, in any adjudication or otherwise, may require Seller to establish by clear and convincing evidence that neither Seller nor any of its employees, contractors or agents used in whole or in part, directly or indirectly, any of Buyer’s property, as set forth herein, in such design or manufacture of such goods. Further, Buyer shall have the right to audit all pertinent records or Seller, and to make reasonable inspections of Seller facilities, to verify compliance with this Section. Subject to the terms of the MNDA. Seller’s and its Affiliates’ (i) existing intellectual property shall remain the sole and exclusive property of Seller, including without limitation TPI Composites, Inc.’s proprietary and patented SCRIMP® technology and (ii) any intellectual property created or discovered by Seller or its Affiliates outside the scope of this Order and without any reference to or in reliance on any of Buyer’s intellectual property or Confidential Information shall remain the sole and exclusive property of Seller unless otherwise agreed in writing.

5. DRAWINGS. Any review or approval of drawings by Buyer will be for Seller’s convenience and will not relieve Seller of its responsibility to meet all requirements of this Order.

6. CHANGES.

6.1 Buyer may at any time make changes within the general scope of this Order in any one or more of the following: (a) drawings,

designs or specifications where the goods to be furnished are to be specially manufactured for Buyer; (b) method of shipment or packing; (c) place and time of delivery; (d) amount or Buyer’s furnished property; (e) quality; (f) quantity; or (g) scope or schedule of goods and/or services. Buyer shall document such change request in writing, and Seller shall not proceed to implement any change unless and until such change is provided in writing by Buyer. If any changes cause an increase or decrease in the cost of, or the time required for the performance of, any work under this Order, an equitable adjustment shall be made in the Order price or delivery schedule, or both, in writing. Any Seller claim for adjustment under this clause will be deemed waived unless asserted within thirty (30) days from Seller’s receipt of the change or suspension notification, and may only include […***…].

6.2 Seller shall notify Buyer in writing in advance of any and all: (a) changes to the goods and/or services, their specifications and/or composition; (b) process changes; (c) plant and/or equipment/tooling changes or moves; (d) transfer of any work hereunder to another site; and/or (e) sub-supplier changes, and no such change shall occur until Buyer has had the opportunity to conduct such audits, surveys and/or testing necessary to determine the impact of such change on the goods and/or services and has approved such change in writing. Seller shall be responsible for obtaining, completing and submitting proper documentation regarding any and all changes, including complying with any written change procedures issued by Buyer.

7. PLANT ACCESS/INSPECTION AND QUALITY.

7.1 Inspection/Testing. In order to assess Seller’s work quality, conformance with Buyer’s specifications and compliance with this Order, including but not limited to Seller’s representations, warranties, certifications and covenants under this Order, upon reasonable notice by Buyer, all; (a) goods, materials and services related in any way to the goods and services purchased hereunder (including without limitation raw materials, components, intermediate assemblies, work in process, tools and end products) shall be subject to inspection and test by Buyer and its customer or representative at all times and places, including sites where the goods and services are created or performed, whether they are at premises of Seller, Seller’s suppliers or elsewhere; and (b) of Seller’s books and records relating to this Order shall be subject to inspection by Buyer. If any inspection, test, audit or similar oversight activity is made on Seller’s or its suppliers’ premises, Seller shall, without additional charge: (i) provide all reasonable access and assistance for the safely and convenience of the inspectors and (ii) take all necessary precautions and implement appropriate safety procedures for the safety of Buyer’s personnel while they are present on such premises. If Buyer’s personnel require medical attention on such premises, Seller will arrange for appropriate attention. If in Buyer’s opinion the safety of its personnel on such premises may be imperiled by local conditions, Buyer may remove some or all of its personnel from such premises, and Buyer shall have no responsibility for any resulting impact on Seller or its suppliers. If specific Buyer and/or Buyer’s customer tests, inspection and/or witness points are included in this Order, the goods shall not be shipped without an inspector’s release or a written waiver of test/inspection/witness with respect to each such point; however, Buyer shall not be permitted to unreasonably delay shipment; and Seller shall notify Buyer in writing at least twenty (20) days prior to each of Seller’s scheduled final and, if applicable, intermediate test/inspection/witness points. Buyer’s failure to inspect, accept, reject or detect defects by inspection shall neither relieve Seller from responsibility for such goods or services that are not in accordance with the Order requirements nor impose liabilities on Buyer.

7.2 Quality. When requested by Buyer, Seller shall promptly submit real time production and process measurement and control data (the “Quality Data”) in the form and manner requested by Buyer. Seller shall provide and maintain an inspection, testing and process control system (“Seller’s Quality System”) covering the goods and services provided hereunder that is acceptable to Buyer and its customer and complies with Buyer’s quality policy and/or other quality requirements that are set forth on the face of this Order or are otherwise agreed to in writing by the parties (“Quality Requirements”). Acceptance of Seller’s Quality System by Buyer shall not alter the obligations and liability of Seller under this Order. If Seller’s Quality System fails to comply with the terms of this Order, Buyer may require additional quality assurance measures at Seller’s expense. Such measures may include, but arc not limited to. Buyer requiring Seller to install a Buyer-approved third party quality auditor(s)/inspector(s) at Seller’s facility(ies) to address the deficiencies in Seller’s Quality System or other measures that may be specified in Buyer’s Quality Requirements or otherwise agreed upon by the parties in writing. Seller shall keep complete records relating to Seller’s Quality System and shall make such records available to Buyer and its customer for: (a) three (3) years after completion of this Order; (b) such period as set forth in the specifications applicable to this Order; or (c) such period as required by applicable law, whichever period is the longest.

7.3 Product Recall.

(a) If any governmental agency with jurisdiction over the recall of any goods supplied hereunder provides written notice to Buyer or Seller, or Buyer or Seller has a reasonable basis to conclude, that any goods supplied hereunder could possibly create a potential safety hazard or unsafe condition, pose an unreasonable risk of serious injury or death, contain a defect or a quality or performance deficiency, or are not in compliance with any applicable code, standard or legal requirement so as to make it advisable, or required, that such goods be recalled and/or repaired. Seller or Buyer will promptly communicate such relevant facts to each other. Buyer shall determine whether a recall of the affected goods is warranted or advisable, unless Buyer or Seller has received notice to that effect from any governmental agency with jurisdiction over the recalled goods.

(b) If a recall is required under the law or Buyer determines that it is advisable, Seller shall promptly develop a corrective action plan(s) (collectively, the “Corrective Action Plan”), which shall include all actions required by any applicable consumer protection or similar law and any applicable regulations and provide Buyer with an opportunity to review and approve such plan. Seller and Buyer agree to cooperate and work together to ensure that such plan is acceptable to both parties prior to its implementation. If Buyer does not respond to Seller regarding its review and approval or such Corrective Action Plan within a reasonable time period, Buyer shall be deemed to have approved such plan. In addition, Buyer shall cooperate with and assist Seller in any corrective actions and/or filings; provided, however, that nothing contained in this Section shall preclude Buyer from taking any action or making any filings, and in such event, Seller shall cooperate with and assist Buyer in any corrective actions and/or filings it undertakes.

(c) To the extent such recall is determined to have been caused by a defect, quality or performance deficiency, other deficiency, non-conformance or non-compliance, which is the responsibility of Seller, at Buyer’s election, Seller shall perform all necessary repairs or modifications at its sole expense, or Buyer shall perform such necessary repairs or modifications and Seller shall reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer in connection therewith. In either case, Seller shall reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any recall, repair, replacement or refund program, including without limitation all costs related to: (i) investigating and/or inspecting the affected goods; (ii) locating, identifying and notifying Buyer’s customers; (iii) repairing, or where repair of the goods is impracticable or impossible, repurchasing or replacing the recalled goods: (iv) packing and shipping the recalled goods; and (v) media notification, if such form of notifications is needed or required. Each party shall consult the other before making any statements to the public or a governmental agency relating to potential safety hazards affecting the goods, except where such consultation would prevent timely notification required by law.

8. REJECTION. If any of the goods and/or services furnished pursuant to this Order are found within a reasonable time after delivery to be defective or otherwise not in conformity with the requirements of this Order, including any applicable drawings and specifications, whether such defect or non-conformity relates to scope provided by Seller or a direct or indirect supplier to Seller, then Buyer, in addition to any other rights, remedies and choices it may have by law, contract or at equity, and in addition to seeking recovery of any and all damages and costs emanating therefrom, at its option and sole discretion and at Seller’s expense may: (a) require Seller to immediately re-perform any defective portion of the services and/or require Seller to immediately repair or replace non-conforming goods with goods that conform to all requirements of this Order; (b) take such actions as may be required to cure all defects and/or bring the goods and/or services into conformity with all requirements of this Order, in which event, all related costs and expenses (including, but not limited to, material, labor and handling costs and any required re-performance of value added machining or other service) and other reasonable charges shall be for Seller’s account; (c) withhold total or partial payment: (d) reject and return all or any portion of such goods and/or services; and/or (e) rescind this Order without liability. For any repairs or replacements, Seller, at its sole cost and expense, shall perform any tests requested by Buyer to verily conformance to this Order.

9. WARRANTIES.

9.1 Seller warrants that all goods and services provided pursuant to this Order, whether provided by Seller or a direct or indirect supplier of Seller, will be: (a) free of any claims of any nature, including without limitation title claims, and Seller will cause any lien or encumbrance asserted to be discharged, at its sole cost and expense, within thirty (30) days of its assertion (provided such liens do not arise out of Buyer’s (failure to pay amounts not in dispute under this Order or an act or omission of Buyer): (b) new and of merchantable quality, not used, rebuilt or made of refurbished material unless approved in writing by Buyer; (c) free from all defects in workmanship and material; and (d) provided in strict accordance with all specifications, samples, drawings, designs, descriptions or other requirements approved or adopted by Buyer. Seller further warrants that all services will be performed in a competent and professional manner in accordance with the highest standards and best practices of Supplier’s industry. Any attempt by Seller to limit, disclaim or restrict any such warranties or remedies by acknowledgment or otherwise shall be null, void and ineffective.

9.2 The foregoing warranties shall, in the case of turbine plant related goods and services, apply for a period of: (a) twenty-four (24) months from the Date of Commercial Operation (defined below) of the turbine plant (in the case of Nuclear power-related goods and services, thirty-six (36) months from the Date of Commercial Operation of the nuclear power plant), which Buyer supplies to its customer or (b) […***…], whichever occurs first. “Date of Commercial Operation” means the date on which the plant has successfully passed all performance and operational tests required by Buyer’s customer for commercial operation. In all other cases the warranty shall apply for twenty-four (24) months from delivery of the goods or performance of the services, or such longer period of time as customarily provided by Seller, plus delays such as those due to non-conforming goods and services. The warranties shall apply to Buyer, its successors, assigns and the users or goods and services covered by this Order.

9.3 If any of the goods and/or services are found to be defective or otherwise not in conformity with the warranties in this Section during the warranty period, then, Buyer, in addition to any other rights, remedies and choices it may have by law, contract or at equity, and in addition to seeking recovery of any and all damages and costs emanating therefrom, at its option and sole discretion and at Seller’s expense may: (a) require Seller to inspect, remove, reinstall, ship and repair or replace/re-perform nonconforming goods and/or services with goods and/or services that conform to all requirements of this Order; (b) take such actions as may be required to cure all defects and/or bring the goods and/or services into conformity with all requirements of this Order, in which event all related costs and expenses (including, but not limited to, material, labor and handling costs and any required re-performance of value added machining or other service) and other reasonable charges shall be for Seller’s account; and/or (c) reject and return all or any portion of such goods and/or services. Any repaired or replaced good, or part thereof, or re-performed services shall carry warranties on the same terms as set forth above, with the warranty period being the greater of the original unexpired warranty or twenty-four (24) months after repair or replacement.

10. SUSPENSION. Buyer may at any time, by notice to Seller, suspend performance of the work for such time as it deems appropriate. Upon receiving notice of suspension, Seller shall promptly suspend work to the extent specified, properly caring for and protecting all work in progress and materials, supplies and equipment Seller has on hand for performance. Upon Buyer’s request, Seller shall promptly deliver to Buyer copies of outstanding purchase orders and subcontracts for materials, equipment and/or services for the work and take such action relative to such purchase orders and subcontracts as Buyer may direct. Buyer may at any time withdraw the suspension as to all or part of the suspended work by written notice specifying the effective date and scope of withdrawal. Seller shall resume diligent performance on the specified effective date of withdrawal. All claims for increase or decrease in the cost of or the time required for the performance of any work caused by suspension shall be pursued pursuant to, and consistent with. Section 6.1. Where any of Buyer’s obligations under this Order are suspended […***…], the term of the Supply Agreement and any Order) applicable to the suspended goods, shall be extended by the same amount of time that Buyer’s obligations to purchase those goods are suspended pursuant to this Section 10. The foregoing language shall not in anyway suspend or diminish Buyer’s Buyer’s Purchase Obligation or Seller’s obligations regarding the Guaranteed Capacity as set forth in the Supply Agreement.

11. TERMINATION.

11.1 Termination for Convenience. Subject to the provisions of Section 1 of the Supply Agreement. Buyer may terminate all or any part of this Order at any time by written notice to Seller. Upon termination (other than due to Seller’s insolvency or default including failure to comply with this Order), Buyer and Seller shall negotiate reasonable termination costs consistent with costs allowable under Section 6.1 and identified by Seller within thirty (30) days of Buyer’s termination notice to Seller, unless the parties have agreed to a termination schedule in writing.

11.2 Termination for Default. Except for delays due to causes beyond the control and without the fault or negligence of Seller and all of its suppliers (lasting not more than sixty (60) days) or otherwise covered by Section 3.1 hereof. Buyer, without liability, may by written notice of default, terminate: the whole or any part of this Order if Seller: (a) fails to perform within the time specified or in any written extension granted by Buyer; (b) fails to make progress which, in Buyer’s reasonable judgment, endangers performance of this Order in accordance with its terms; or (c) fails to comply with any of the terms of this Order. Such termination shall become effective if Seller does not cure such failure within thirty (30) days of receiving notice of default. Upon such termination. Buyer may procure at Seller’s expense and upon terms it deems appropriate, goods or services similar to those so terminated. Seller shall continue performance of this Order to the extent not terminated and shall be liable to Buyer for any excess costs for such similar goods or services. As an alternate remedy and in lieu of termination for default. Buyer, at its sole discretion, may elect to extend the delivery schedule and/or waive other deficiencies in Seller’s performance, making Seller liable for any costs, expenses or damages arising from any failure of Seller’s performance. If Seller for any reason anticipates difficulty in complying with the required delivery date, or in meeting any of the other requirements of this Order, Seller shall promptly notify Buyer in writing. If Seller does not comply with Buyer’s delivery schedule. Buyer subject to Section 3.1 may require delivery by fastest method and charges resulting from the premium transportation must be fully prepaid by Seller. Buyer’s rights and remedies in this clause are in addition to any other rights and remedies provided by law or equity or under this Order.

11.3 Termination for Insolvency/Prolonged Delay. If Seller ceases to conduct its operations in the normal course of business or fails to meet its obligations as they mature or if any proceeding under the bankruptcy or insolvency laws is brought by or against Seller, a receiver for Seller is appointed or applied for an assignment for the benefit of creditors is made or an excused delay (or the aggregate time of multiple excused delays) lasts more than sixty (60) days. Buyer may immediately terminate this Order without liability, except for goods or services completed, delivered and accepted within a reasonable period after termination (which will be paid for at the Order price).

11.4 Obligations on Termination. Unless otherwise directed by Buyer, upon completion of this Order or after receipt of a notice of termination of this Order for any reason. Seller shall immediately: (a) stop work as directed in the notice; (b) place no further subcontracts or purchase orders for materials, services or facilities hereunder, except as necessary to complete any continued portion of this Order; and (c) terminate all subcontracts to the extent they relate to work terminated. Promptly after termination of this Order and unless otherwise directed by Buyer, Seller shall deliver to Buyer all completed work, work in process, including all designs, drawings, specifications, other documentation and material required or produced in connection with such work and all of Buyer’s Confidential Information as defined in Section 16.

12. INDEMNITY AND INSURANCE.

12.1 Indemnity. Seller shall defend, indemnify, release and hold harmless Buyer, its Affiliates and its or their directors, officers, employees, agents representatives, successors and assigns, whether acting in the course of their employment or otherwise, against any and all third party suits, actions, or proceedings, at law or in equity, and from any and all third party claims, demands, losses, judgments, fines, penalties, damages, costs, expenses, or liabilities (including without limitation claims for personal injury or property or environmental damage, claims or damages payable to customers of Buyer, and breaches of Sections 15 and/or 16 below) arising from any act or omission of Seller, its agents, employees, or subcontractors in breach of this Order, except to the extent attributable to the negligence of Buyer. Seller agrees to include a clause substantially similar to the preceding clause in all subcontracts it enters into related to its fulfillment of this Order. Seller further agrees to indemnify Buyer for any attorneys’ fees or other costs that Buyer incurs in the event that Buyer has to file a lawsuit to enforce any indemnity or additional insured provision of this Order. Employees, agents, representatives and subcontractors of Seller, acting in respective individual capacity shall be included as third parties for the purposes of this provision.

12.2 Insurance. For the duration of this Order and for period of ten (10) years from the date of delivery of the goods or performance of the services. Seller shall maintain, through insurers with a minimum Best rating of A- VII or S&P A and licensed in the jurisdiction where goods are manufactured and/or sold and where services are performed, the following insurance: (a) Commercial General Liability, on an occurrence form, in the minimum amount of USD $5,000,000.00 per occurrence with coverage for: (i) bodily injury/property damage, including coverage for contractual liability insuring the liabilities assumed in this Order, products/completed operations liability; and (iii) all of the following types of coverages where applicable: (A) contractors protective liability; (B) collapse or structural injury; and/or (C) damage to underground utilities with all such coverages in this Section 12.2(a) applying on a primary basis, providing for cross liability, not being subject to any self-insured retention and being endorsed to name General Electric Company, its Affiliates (defined in Section 2.2(c)), directors, officers, agents and employees

(collectively, the “GE Parties”) as additional insureds; (b) Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles used in the performance of the Order in the amount of USD $5,000,000.00 combined single limit each occurrence, endorsed to name the GE Parties as additional insureds; (c) Employers’ Liability in the amount of USD $5,000,000.00 each occurrence; (d) Property Insurance on an “All-risk” basis covering the full replacement cost value of all property owned, rented or leased by Seller in connection with this Order and covering damage to Buyer’s property in Seller’s care, custody and control, with such policy being endorsed to name Buyer as “Loss Payee” relative to its property in Seller’s care, custody and control; and (e) appropriate Workers’ Compensation Insurance protecting Seller from all claims under any applicable Workers’ Compensation and Occupational Disease Act. Seller shall obtain coverage similar to Worker’s compensation and Employer’s liability for each Seller employee performing work under this Order outside the U.S. All insurance specified in this Section shall be endorsed to provide a waiver of subrogation in favor of Buyer, its Affiliates (defined in Section 2.2(c)) and its and their respective employees for all losses and damages covered by the insurances required in this Section. The application and payment of any self-insured retention or deductible on any policy carried by Seller shall be the sole responsibility of Seller. Should Buyer be called upon to satisfy any self-insured retention or deductible under Seller’s policies. Buyer may seek indemnification or reimbursement from Seller where allowable by law. Upon request by Buyer, Seller shall provide Buyer with a certificate(s) of insurance evidencing that the required minimum insurance is in effect. The certificate(s) of insurance shall reference that the required coverage extensions are included on the required policies and state that: “General Electric Company, its subsidiaries, affiliates, directors, officers, agents and employees shall be named as additional insureds”. Copies of endorsements evidencing the required additional insured status, waiver of subrogation provision and/or loss payee status shall be attached to the certificate(s) of insurance. Buyer shall have no obligation to examine such certificate(s) or to advise Seller in the event its insurance is not in compliance herewith. Acceptance of such certificate(s), which are not compliant with the stipulated coverages, shall in no way whatsoever imply that Buyer has waived its insurance requirements.

13. ASSIGNMENT AND SUBCONTRACTING. Seller may not assign (including by change of ownership or control, by operation of law or otherwise) this Order or any interest herein including payment, without Buyer’s prior written consent. Seller shall not subcontract or delegate performance of all or any substantial part of the work called for under this Order without Buyer’s prior written consent. Any assignee of Seller shall be bound by the terms and conditions of this Order. Should Buyer grant consent to Seller’s assignment. Seller will ensure that such assignee shall be bound by the terms and conditions of this Order. Further, Seller shall advise Buyer of any subcontractor or supplier to Seller: (a) that will have at its facility any parts or components with Buyer’s or any of its Affiliates’ name, logo or trademark (or that will be responsible to affix the same); and/or (b) fifty percent (50%) percent or more of whose output from a specific location is purchased directly or indirectly by Buyer. In addition, Seller will obtain for Buyer, unless advised to the contrary in writing, written acknowledgement by such assignee, subcontractor and/or supplier to Seller of its commitment to act in a manner consistent with Buyer’s integrity policies, and to submit to, from time to time, on-site inspections or audits by Buyer or Buyer’s third party designee as requested by Buyer. If Seller subcontracts any part of the work under this Order outside of the final destination country where the goods purchased hereunder will be shipped, Seller shall be responsible for complying with all customs requirements related to such sub-contracts, unless otherwise set forth in this Order.

14. PROPER BUSINESS PRACTICES. Seller shall act in a manner consistent with Buyer’s Integrity Guide for Suppliers, Contractors and Consultants, a copy of which has been provided to Seller, all laws concerning improper or illegal payments and gifts or gratuities and agrees not to pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly, to any person for the purpose of illegally or improperly inducing a decision or obtaining or retaining business in connection with this Order. Further, in the execution of its obligations under this Order, Seller shall take the necessary precautions to prevent any injury to persons or to property.

15. COMPLIANCE WITH LAWS.

15.1 General. Seller represents, warrants, certifies and covenants (“Covenants”) that it will comply with all: (a) laws applicable to the goods, services and/or the activities contemplated or provided under this Order, including, but not limited to, any national, international, federal, state, provincial or local law, treaty, convention, protocol, common law, regulation, directive or ordinance and all lawful orders, including judicial orders, rules and regulations issued thereunder, including without limitation those dealing with the environment, health and safety, employment, records retention, personal data protection and the transportation or storage of hazardous materials and (b) good industry practices, including the exercise of that degree of skill, diligence, prudence and foresight, which can reasonably be expected from a competent Seller who is engaged in the same type of service or manufacture under similar circumstances. As used in this Order, the term “hazardous materials” shall mean any substance or material defined as a hazardous material, hazardous substance, toxic substance, pesticide or dangerous good under 49 CFR 171.8 or any other substance regulated on the basis of potential impact to safety, health or the environment pursuant to an applicable requirement of any entity with jurisdiction over the activities, goods or services, which are subject to this Order. Seller agrees to cooperate fully with Buyer’s audit and/or

(e) Take-back of Electrical and Electronic Components, Including Batteries or Accumulators. Seller Covenants that, except as specifically listed on the face of this Order or in an applicable addendum, none of the goods supplied under this Order are electrical or electronic equipment or batteries or accumulators as defined by laws, codes or regulations of a jurisdiction to or through which Buyer informs Seller the goods are likely to be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur, including but not limited to EU Directive 2002/96/EC (27 January 2003) (the “WEEE Directive”), as amended and EU Directive 2006/66/EC (26 September 2006) (the “Batteries Directive”) and/or any other legislation providing for the taking back of such electrical or electronic equipment or batteries or accumulators (collectively. “Take-Back Legislation”). For any goods specifically listed on the face of this Order or in such addendum as electrical or electronic equipment or batteries or accumulators that are covered by any Take-Back Legislation and purchased by Buyer hereunder, Seller agrees to: (i) assume responsibility for taking back such goods in the future upon the request of Buyer and treating or otherwise managing them in accordance with the requirements of the applicable Take-Back Legislation; (ii) take back as of the date of this Order any used goods currently owned by Buyer of the same class of such goods purchased by Buyer hereunder up to the number of new units being purchased by Buyer or to arrange with a third party to do so in accordance with all applicable requirements; and (iii) appropriately mark and/or label the goods as required by any applicable Take-Back Legislation. Seller will not charge Buyer any additional amounts, and no additional payments will be due from Buyer for Seller’s agreement to undertake these responsibilities.

(f) CE Directives. Seller Covenants that all goods conform with applicable Conformité Européenne (“CE”) directives for goods intended for use in the EU, including those regarding electrical/electronic devices, machinery and pressure vessels/equipment. Seller will affix the CE mark on goods as required. Seller will provide all documentation required by the applicable CE directives, including but not limited to Declarations of Conformity, Declarations of Incorporation, technical files and any documentation regarding interpretations of limitations or exclusions.

(g) Nanoscale Material. With respect to any goods sold or otherwise transferred to Buyer hereunder, Seller shall notify Buyer in writing of the presence of any engineered nanoscale material (defined for these purposes as any substance with at least one dimension of such substance known to be less than one hundred (100) nanometers in length). With respect to all such nanoscale material(s). Seller shall provide a description of its regulatory status and any safely data or other notifications that are appropriate in the EU. U.S. and any other jurisdictions to which Buyer informs Seller the goods will be shipped or to which the Seller otherwise has knowledge that shipment will likely occur.

(h) Labeling/Shipping Information. With respect to any goods or other materials sold or otherwise transferred to Buyer hereunder.

Seller shall provide all relevant information, including without limitation, safety data sheets in the language and the legally required format of the location to which the goods will be shipped and mandated labeling information, required pursuant to applicable requirements such as: (i) the Occupational Safety and Health Act (“OSHA”) regulations codified at 29 CFR 1910.1200; (ii) EU REACH Regulation (EC) No. 1907/2006, EU Regulation (EC) No. 1272/2008 classification, labeling and packaging of substances and mixtures (“CLP”), EU Directives 67/548/EEC and 1999/45/EC, as amended, if applicable, and (iii) any other applicable law, rule or regulation or any similar requirements in any other jurisdictions to or through which Buyer informs Seller the goods are likely to be shipped or through which Seller otherwise has knowledge that shipment will likely occur, such as U.S. Department of Transportation regulations governing the packaging, marking, shipping and documentation of hazardous materials, including hazardous materials specified pursuant to 49 CFR, the International Maritime Organization (“IMO”) and the International Air Transport Association (“IATA”).

15.3 Subcontractor Flow-downs for U.S. Government Commercial Items Contracts. Where the goods and/or services being procured by Buyer from Seller are in support of a U.S. Government end customer or an end customer funded in whole or part by the U.S. Government, Seller Covenants to comply with the terms of FAR 52.212-5(c) or 52.244-6 and DFARS 252.212-7001(c) or DFARS 252.244-7000 to the extent those terms are applicable to commercially available off-the-shelf (“COTS”) items or commercial items and as appropriate for the dollar value of this Order. In addition, if this Order is in support of a project involving Rural Utility Service (“RUS”) funds, then the following additional requirements apply: (a) Article VI, Section 4 of RUS Form 198, “Compliance with Laws”, specifically the certification as to Debarment and Suspension set forth in 7 CFR part 3017; and (b) Article VI, Section 5 of RUS Form 198, “Equal Opportunity Provisions”, including the requirements for Seller to provide a certification that Seller has filed a current report on Standard Form 100 and a Certificate of Non-segregated Facilities. The version of these clauses/provisions/requirements shall be those that are in effect as of the date of this Order.

15.4 Import/Export.

(a) Packing List and Pro Forma Invoice. In all cases, Seller must provide to Buyer, a packing list containing all information specified in Section 19 below and a commercial or pro forma invoice. The commercial/pro forma invoice shall be in English or if requested by Buyer, the language of the destination country and shall include: contact names and telephone numbers of representatives of Buyer and Seller who have knowledge of the transaction; Buyer’s order number, order line item, release number (in the case of a “blanket order”) and part number, detailed description of the merchandise; unit purchase price in the currency of the transaction; quantity; INCOTERM; the named location; “country of origin” of the goods as determined under applicable customs laws, and the appropriate export classification code for each item as determined by the law of the exporting country (for example, for exports from the U.S., Seller shall provide the U.S. Commerce Department’s Export Control Classification Number).

(b) Assists. All goods and/or services provided by Buyer to Seller for the production of goods and/or services delivered under this Order, which are not included in the purchase price of the goods and/or services delivered by Seller, shall be separately identified on the invoice (i.e., consigned material, tooling, etc.). Each invoice shall also include the applicable Order number or other reference information for any consigned goods and shall identify any discounts or rebates from the base price used in determining the invoice value.

(c) Importer of Record and Drawback. If goods are to be delivered EXW (INCOTERMS 2010) from the Storage Yard. Seller agrees that Buyer will not be a party to the importation of the goods, that the transaction(s) represented by this Order will be consummated after importation and that Seller will neither cause nor permit Buyer’s name to be shown as “Importer of Record” on any customs declaration. Seller also confirms that it has non-resident importation rights, if necessary, into the destination country and knowledge of the necessary import laws. If Seller is the importer of record for any goods, including any component parts thereof, associated with this Order, Seller shall provide Buyer with the customs documentation required by the country of import to allow Buyer to file for duty drawback and a copy of Seller’s invoice. If Seller is the importer of record as set forth above into the U.S., such documentation shall include, but not be limited to, the following customs forms, which shall be properly executed: Customs Form 7552, “Certificate of Delivery” and Customs Form 7501, “Entry Summary”.

(d) Preferential Trade Agreements. If goods will be delivered to a destination country having a trade preferential or customs union agreement (“Trade Agreement”) with Seller’s country. Seller shall cooperate with Buyer to review the eligibility of the goods for any special program for Buyer’s benefit and provide Buyer with any required documentation (e.g., NAFTA Certificate, EUR1 Certificate. GSP Declaration, FAD or other Certificate of Origin) to support the applicable special customs program (e.g., NAFTA, EEA, Lome Convention, GSP, EU-Mexico FTA, EU/Mediterranean partnerships, etc.) to allow duty free or reduced duty for entry of goods into the destination country. Similarly, should any Trade Agreement or special customs program applicable to the scope of this Order exist at any time during the execution of the same and be of benefit to Buyer in Buyer’s judgment. Seller shall cooperate with Buyer’s efforts to realize any such available credits, including counter-trade or offset credit value which may result from this Order and acknowledges that such credits and benefits shall inure solely to Buyer’s benefit. Seller shall indemnify Buyer for any costs, fines, penalties or charges arising from Seller’s inaccurate documentation or untimely cooperation. Seller shall immediately notify Buyer of any known documentation errors and/or changes to the origin of goods. Failure of Supplier to comply with the requirements of this Section shall render Supplier liable for any resulting damage and/or expense incurred by Buyer.

(e) Importer Security Fiting. Seller shall provide Buyer or Buyer’s designated agent in a timely fashion with all the data required to enable Buyer’s compliance with the U.S. Customs’ Importer Security Filing regulation, see 19 CFR Part 149 (the “ISF Rule”) for all of Seller’s ocean shipments of goods to Buyer destined for or passing through a U.S. port. Seller hereby Covenants to provide Buyer or Buyer’s designated agent with accurate “Data Elements” as defined in and required by the ISF Rule in a timely fashion to ensure Buyer or Buyer’s designated agent has sufficient opportunity to comply with its filing obligations thereunder.

(f) Foreign Trade Zone. If Buyer and Seller agree to operate from a foreign trade zone (“FTZ”), any benefit arising from operation in such FTZ will inure to Buyer, and both parties will cooperate and adopt procedures designed to capture and maximize such benefit.

(g) Anti-Dumping/Countervailing Duties. Seller Covenants that all sales made hereunder shall be made in circumstances that will not give rise to the imposition of new anti-dumping or countervailing duties under U.S. law (19 U.S.C. § 1671). EU Council Regulation (EC) No. 1225/2009 of November 30, 2009 and Commission Decision No. 2277/96/ECSC of November 28,1996, or similar laws in such jurisdictions or the law of any other country to which the goods may be exported. To the full extent permitted by law. Seller will indemnify, defend and hold Buyer harmless from and against any costs or expenses (including any countervailing duties which may be imposed and, to the extent permitted by law, any preliminary dumping duties that may be imposed) arising out of or in connection with any breach of this warranty. In the event that countervailing or anti-dumping duties are imposed that cannot be readily recovered from Seller, Buyer may terminate this Order with no further liability of any nature whatsoever to Seller hereunder. In the event that any jurisdiction imposes punitive or other additional tariffs on goods subject to this agreement in connection with a trade dispute or as a remedy in an “escape clause” action or for any other reason, Buyer may, at its option, treat such increase in duties as a condition of force majeure.

(h) International Trade Controls. All transactions hereunder shall at all times be subject to and conditioned upon compliance with all applicable export control laws and regulations and any amendments thereto. The parties hereby agree that they shall not, except as said applicable laws and regulations may expressly permit, make any disposition by way of transshipment, re-export, diversion or otherwise, of any goods, technical data, or software, or the direct product thereof, furnished by either party in connection with this Order. The obligations of the parties to comply with all applicable export control laws and regulations shall survive any termination or discharge of any other contract obligations.

(i) Suspension/Deparment and Trade Restrictions. Seller shall provide immediate notice to Buyer in the event of Seller being suspended, debarred or declared ineligible by any government entity or upon receipt of a notice of proposed department from any such entity during the performance of this Order. In the event that Seller is suspended, debarred or declared ineligible by any government entity, Buyer may terminate this Order immediately without liability to Buyer. In addition, subject to applicable law. Seller agrees that it will not supply any goods to Buyer under this Order that are sourced directly or indirectly from a: (i) government of a country defined by the U.S. State Department as a “State Sponsor of Terrorism” or “SST”; or (ii) company incorporated, formed or otherwise organized in a SST country or owned, in whole or in part, by the government of a SST country or a national of a SST country, regardless of where that company is located or doing business. In addition, Buyer may, from time-to-time and for business reasons, withdraw from and/or restrict its business dealings in certain jurisdictions, regions, territories and/or countries. Thus, subject to applicable law. Seller hereby agrees not to supply any goods to Buyer under this Order that are sourced directly or indirectly from any such jurisdiction, region, territory and/or country Identified to Seller by Buyer, which currently includes, but is not limited to Myanmar (Burma) and North Korea.

15.5 Miscellaneous. Seller Covenants that, if applicable, it will comply with Section 211 of the Energy Reorganization Act, 10 CFR 50.7 (Employee Protection) and 29 CFR 24.2 (Obligations and Prohibited Acts), prohibiting discrimination against employees for engaging in “protected activities”, which include reporting of nuclear safety or quality concerns, and Seller shall immediately inform Buyer of any alleged violations, notice of filing of a complaint or investigation related to any such allegation or complaint. Seller Covenants that no goods or services supplied under this Order have been or will be produced: (a) utilizing forced, indentured or convict labor; (b) utilizing the labor of persons younger than sixteen (16) years of age or in violation of the minimum working age law in the country of manufacture of the goods or performance of the services under this Order, whichever is higher, or (c) in violation of minimum wage, hours or days of service, or overtime laws in the country of manufacture or of the goods or performance of the services under this Order. If forced or prison labor, or labor below applicable minimum working age, is determined to have been used in connection with this Order, Buyer shall have the right to terminate this Order Immediately without further compensation to Seller. To the extent Seller engages employees, representatives, contractors, subcontractors, agents and sub-agents (collectively, “Seller Personnel”) to perform work under this Order in the U.S., Seller Covenants that for all such Seller Personnel it has completed an Employment Eligibility Verification (1-9) Form and all such Seller Personnel are lawfully residing in the U.S. and do not appear on the comprehensive list of terrorists and groups identified by Executive Order of the U.S. Government. To the extent Seller engages Seller Personnel to perform work under this Order outside of the U.S., Seller Covenants that it is in compliance with all applicable labor and employment laws, including but not limited to laws governing the authorization to work in the jurisdictions where such work is performed. Seller agrees to provide small business as well as minority and/or women-owned business utilization and demographic data upon request.

16. CONFIDENTIAL OR PROPRIETARY INFORMATION AND PUBLICITY. Seller shall keep confidential any: (a) any other tangible or intangible property furnished by Buyer in connection with this Order, including any drawings, specifications, data, goods and/or information: (b) technical, process, proprietary or economic information derived from drawings or 3D or other models owned or provided by Buyer: and (c) any other tangible or intangible property furnished by Buyer in connection with this Order, including any drawings, specifications, data, goods and/or information (the “Confidential Information’’) and shall not divulge, directly or indirectly, the Confidential Information for the benefit of any other party without Buyer’s prior written consent. Confidential Information shall also include any notes, summaries, reports, analyses or other material derived by Seller in whole or in part from the Confidential Information in whatever form maintained (collectively, “Notes”). Except as required for the efficient performance of this Order, Seller shall not use or permit copies to be made of the Confidential Information without Buyer’s prior written consent. If any such reproduction is made with prior written consent, notice referring to the foregoing requirements shall be provided thereon The restrictions in this Section regarding the Confidential information shall be inoperative as to particular portions of the Confidential Information disclosed by Buyer to Seller if such information: (i) is or becomes generally available to the public other than as a result of disclosure by Seller: (ii) was available on a non-confidential basis prior to its disclosure to Seller; (iii) is or becomes available to Seller on a non-confidential basis from a source other than Buyer when such source is not, to the best of Seller’s knowledge, subject to a confidentiality obligation with Buyer, (iv) was independently developed by Seller, without reference to the Confidential Information, and Seller can verify the development of such information by written documentation or (v) is required to be disclosed by applicable law, rule, injunction or administrative order provided Seller first gives Buyer prompt written notice and the opportunity to seek a protective order prior to the disclosure. Upon completion or termination of this Order. Seller shall promptly return to Buyer all Confidential Information, including any copies thereof, and shall destroy (with such destruction certified in writing by Seller) all

Notes and any copies thereof. Any knowledge or information, which Seller shall have disclosed or may hereafter disclose to Buyer and which in any way relates to the goods or services purchased under this Order (except to the extent deemed to be Buyer’s property or Seller’s and its Affiliates’ intellectual property as set forth in Section 4), shall not be deemed in be confidential or proprietary and shall be acquired by Buyer free from any restrictions (other than a claim for infringement) as part of the consideration for this Order, and notwithstanding any copyright or other notice thereon. Buyer shall have the right to use, copy, modify and disclose the same as it sees fit. Seller shall not make any announcement, take or release any photographs (except for its internal operation purposes for the manufacture and assembly of the goods), or release any information concerning this Order or any part thereof or with respect to its business relationship with Buyer, to any third party, member of the public, press, business entity, or any official body except as required by applicable law, rule, injunction or administrative order without Buyer’s prior written consent. Seller may allow third parties into the finishing bay of Seller’s production facility and make shared use of such finishing bay for goods and services provided to Buyer under this Order provided Seller docs so without breaching any of its confidentiality obligations as set forth in this Agreement. Buyer acknowledges that Seller may be required to grant access to its other customers in order to view their blades in Seller’s finishing bay and to the extent that Seller’s other customers are able to see Buyer’s blades while walking towards their own shall not be in and of itself deemed a breach of Seller’s confidentiality obligations. However, Seller shall ensure that no third party shall inspect, photograph, measure, or physically touch any of Buyer’s property stored in Seller’s finishing bay. Buyer agrees that notwithstanding the foregoing. Seller shall be permitted to disclose the Supply Agreement and/or any Appendices thereto and this Order thereunder to current and potential investors, stockholders and lenders that have agreed in writing to maintain the confidentiality of such documents; provided that no such potential investor, stockholder or lender is a Competitor of Buyer (as defined in the Supply Agreement).

17. INTELLECTUAL PROPERTY INDEMNIFICATION. Seller shall indemnify, defend and hold Buyer harmless from all costs and expenses related to any suit, claim or proceeding brought against Buyer or its customers based on a claim that any article or apparatus, or any part thereof constituting goods or services furnished under this Order, as well as any device or process necessarily resulting from the use thereof, constitutes an infringement of any patent, copyright, trademark, trade secret or other Intellectual property right of any third party, Buyer shall notify Seller promptly of any such suit, claim or proceeding and give Seller authority, information, and assistance (at Seller’s expense) for the defense of same, and Seller shall pay all damages and costs awarded therein Notwithstanding the foregoing, any settlement of such suit, claim or proceeding shall be subject to Buyer’s consent, such consent not to be unreasonably withheld. If use of said article, apparatus, part, device or process is enjoined, Seller shall, at its own expense and at its option, either procure for Buyer the right to continue using said article or apparatus, part, process or device, or replace the same with a non-infringing equivalent.

18. SECURITY AND BUSINESS CONTINUITY MANAGEMENT POLICY; SUPPLY CHAIN SECURITY REQUIREMENTS.

18.1 Security and Business Continuity Management Policy. Seller shall have and comply with a company security and business continuity management policy, which shall be revised and maintained proactively and as may be requested by Buyer (“Security and Business Continuity Management Policy”). The Security and Business Continuity Management Policy shall Identify and require Seller’s management and employees to take appropriate measures necessary to do the following;

(a) provide for the physical security of the people working on Seller’s premises and others working for or on behalf of Seller;

(b) provide for the physical security of Seller’s facilities and physical assets related to the performance of work, for Buyer or its Affiliates (“Work”) including, in particular, the protection of Seller’s mission critical equipment and assets;

(c) protect software related to the performance of the Work from loss, misappropriation, corruption and/or other damage;

(d) protect Buyer and/or its Affiliates’ and Seller’s drawings, technical data and other proprietary information related to the performance of the Work from loss, misappropriation, corruption and/or other damage;

(e) provide for the prompt recovery, including through preparation, adoption and maintenance of a crisis management and disaster recovery plan, of facilities, physical assets, software, drawings, technical data, other intellectual property and/or the Seller’s business operations in the event of a security breach, incident, crisis or other disruption in Seller’s ability to use the necessary facilities, physical assets, software, drawings, technical data or other intellectual property and/or to continue its operations; and

(f) ensure the physical integrity and security of all shipments against the unauthorized introduction of harmful or dangerous materials (such measures may include, but are not limited, physical security of manufacturing, packing and shipping areas; restrictions on access of unauthorized personnel to such areas; personnel screening; and maintenance of procedures to protect the integrity of shipments); and

(g) report to Buyer all crises and/or supply chain security breaches and/or situations where illegal or suspicious activities relating to the Work are detected. In the event of such crisis, supply chain security breach and/or the detection of illegal or suspicious activity related to the Work, Seller shall contact Buyer’s sourcing representative or the GE emergency hotline (U.S. toll-free […***…]/direct dial from outside U.S. […***…]) no later than twenty-four (24) hours after inception of the incident. At a minimum, the following details must be provided: (i) date and time of the incident; (ii) site/location of the incident, and (iii) incident description.

Buyer reserves the right to receive and review a physical or electronic copy of Seller’s Security and Business Continuity Management Policy and to conduct on-site audits of Seller’s facility and practices to determine whether such policy and Seller’s implementation of such policy are reasonably sufficient to protect Buyer’s property and/or interests. If Buyer reasonably determines that Seller’s Security and Business Continuity Management Policy and/or such policy’s implementation is/are insufficient to protect Buyer’s property and/or interests. Buyer may give Seller notice of such determination. Upon receiving such notice. Seller shall have
[…***…] thereafter to make such policy changes and take the implementation actions reasonably requested by Buyer. Seller’s failure to take such actions shall give Buyer the right to terminate this Order immediately without further compensation to Seller.

18.2 Supply Chain Security. The Customs-Trade Partnership Against Terrorism (“C-TPAT”) program of the U.S. Customs and Border Protection, the Authorized Economic Operator for Security program of the European Union (“EU AEO”) and similar World Customs Organization SAFE Framework of Standards (collectively. “SAFE Framework”) programs are designed to improve the security of shipments in international trade. C-TPAT applies only to Sellers with non-U.S. locations that are involved in the manufacture, warehousing or shipment of goods to Buyer or to a customer or supplier of Buyer located in the U.S. EU AEO applies only to Sellers that are involved in the manufacture, warehousing or shipment of goods originating in, transported through or destined for the EU. Seller agrees that it will review the C-TPAT requirements for foreign manufacturers as outlined at: http://www.cbn.gov/xp/cgov/trade/cargo_security/ctpat/ctpat_application_material/ctpat_security_guidelines/ and the EU AEO and other SAFE Framework requirements appropriate for its business and that it will maintain and implement a written plan for security procedures in accordance with them as applicable (“Security Plan”). The Security Plan shall address security criteria such as: container security and inspection, physical access controls, personnel security, procedural security, security training and threat awareness, and information technology security. Upon request of Buyer, Seller shall:

(a) certify to Buyer in writing that it has read the C-TPAT, EU AEO and/or other applicable SAFE Framework security criteria (collectively, the “Security Criteria’’), maintains a written Security Plan consistent with such Security Criteria and has implemented appropriate procedures pursuant to such plan;

(b) identify an individual contact responsible for Seller’s facility, personnel and shipment security measures and provide such individual’s name, title, address, email address and telephone and fax numbers to Buyer; and

(c) inform Buyer of its C-TPAT, EU AEO and/or other applicable SAFE Framework membership status and any changes thereto including changes to certification and/or any notice of suspension or revocation.

Where Seller does not exercise control of manufacturing or transportation of goods destined for delivery to Buyer or its customers in international trade, Seller agrees to communicate the C-TPAT, EU AEO and/or other applicable SAFE Framework recommendations and/or requirements to its suppliers and transportation providers and condition its relationship with those entities upon their implementation of such recommendations and/or requirements. Further, upon advance notice by Buyer to Seller and during Seller’s normal business hours. Seller shall make its facility available for inspection by Buyer’s representative for the purpose of reviewing Seller’s compliance with the C-TPAT, EU AEO and/or other applicable SAFE Framework security recommendations and/or requirements and with Seller’s Security Plan. Each party shall bear its own costs in relation to such inspection and review. All other costs associated with Seller’s development and implementation of Seller’s Security Plan and C-TPAT. EU AEO and/or other applicable SAFE Framework compliance shall be borne by Seller.

19. PACKING, PRESERVATION AND MARKING. Pocking, preservation and marking will be in accordance with the specification drawing or as specified on the Order, or if not specified, the best commercially accepted practice will be used, which will be consistent with applicable law. All goods shall be packed in an appropriate manner, giving due consideration to the nature of the goods, with packaging suitable to protect the goods during transport from damage and otherwise to guarantee the integrity of the goods to destination. Goods that cannot be packed due to size or weight shall be loaded into suitable containers, pallets or crossbars thick enough to allow safe lifting and unloading. Vehicles that reach their destination and present unloading difficulties will be sent back to their point of departure. Seller shall place all markings in a conspicuous location as legibly, indelibly and permanently as the nature of the article or container will permit. Each package shall bear Buyer’s order number and be accompanied by a readily accessible packing list detailing the contents and including the following information on each shipment under this Order: Buyer’s order number; case number; routing center number (if provided by Buyer’s routing center); country of manufacture; destination shipping address; commodity description; gross/net weight in kilograms and pounds; dimensions in centimeters and inches; center of gravity for items greater than one (1) ton; precautionary marks (e.g., fragile, glass, air ride only, do not stock, etc), loading hook/lifting points and chain/securing locations where applicable to avoid damage and improper handling. Seller Covenants (defined in Section 15.1) that any wood packing or wood pallet materials delivered or used to deliver, pack and/or transport any goods delivered to Buyer hereunder are in compliance with the International Standards for Phytosanitary Measures (ISPM): Guidelines for Regulating Wood Packaging Material (WPM) in International Trade (ISPM Publication No. 15), U.S. Code of Federal Regulations, 7 CFR 319.40-1 through 319.40-11, as may be changed or amended, if the goods are being shipped to the U.S., and similar laws of other jurisdictions to or through which Buyer informs Seller the goods are likely to be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur. Seller shall provide Buyer with any certifications required by Buyer to evidence its compliance with the foregoing sentence.

20. GOVERNING LAW. This Order shall in all respects be governed by and interpreted in accordance with the substantive law of the State of New York, U.S., excluding its conflicts of law provisions. The parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

21. DISPUTE RESOLUTION.

21.1 If Seller is a permanent resident of the U.S., or a corporation or partnership existing under the laws of the U.S., and Seller and Buyer have a controversy, dispute or difference arising out of this Order (“Dispute”), either party may initiate litigation. Litigation may be brought only in the U.S. District Court for the Northern District of Georgia or, if such court locks subject matter jurisdiction, in the State or Superior Court or Georgia in Cobb County. The parties submit to the jurisdiction of said courts and waive any defense of forum non conveniens. The parties waive all rights to jury trials.

21.2 If Seller is a permanent resident of a country other than the U.S., or is a corporation or partnership existing under the laws of any country other than the U.S., and Seller and Buyer have a Dispute, the parties agree to submit any such Dispute to settlement proceedings under the Alternative Dispute Resolution Rules (the “ADR Rules”) of the International Chamber or Commerce (“ICC”). If the Dispute has not been settled pursuant to the ADR Rules within forty-five (45) days following the filing of a request for ADR or within such other period as the parties may agree in writing, such Dispute shall be finally settled under the Rules of Arbitration and Conciliation of the ICC (the “ICC Rules”) by one or more arbitrators appointed in accordance with such ICC Rules. The place for arbitration shall be Atlanta, Georgia. U.S. and proceedings shall be conducted in the English language, unless otherwise slated in this Order. The award shall be final and binding on both Buyer and Seller, and the parties hereby waive the right of appeal to any court for amendment or modification of the arbitrators’ award.

22. WAIVER. No claim or right arising out of a breach of this Order can be discharged in whole or in part by a waiver or renunciation unless supported by consideration and made in writing signed by the aggrieved party. Either party’s failure to enforce any provisions hereof shall not be construed to be a waiver of a party’s right thereafter to enforce each and every such provision.

23. ELECTRONIC COMMERCE. Seller agrees to participate in all of Buyer’s current and future electronic commerce applications and Initiatives upon Buyer’s request. For contract formation, administration, changes and all other purposes, each electronic message sent between the parties within such applications or initiatives will be deemed; (a) “written” and a “writing”, (b) “signed” (in the manner below); and (c) an original business record when printed from electronic files or records established and maintained in the normal course of business. The parties expressly waive any right to object to the validity, effectiveness or enforceability of any such electronic message on the ground that a “statute of frauds” or any other law requires written, signed agreements. Between the parties, any such electronic documents may be introduced as evidence in any proceedings as business records originated and maintained in paper form. Neither party shall object to the admission of any such electronic document under either the best evidence rule or the business records exception to the hearsay rule. By placing a name or other identifier on any such electronic message, the party doing so intends to sign the message with his/her signature attributed to the message content. The effect of each such message will be determined by the electronic message content and by New York law, excluding any such law requiring signed agreements or otherwise in conflict with this paragraph.

24. PERSONAL DATA PROTECTION.

24.1 “Personal Data” includes any information relating to an identified or identifiable natural person; “Buyer Personal Data” includes any Personal Data obtained by Seller from Buyer; and “Processing” includes any operation or set of operations performed upon Personal Data, such as collection, recording, organization, storage, adaptation or alteration, retrieval, accessing, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

24.2 Seller, including its officers, directors, employees and/or agents, shall view and Process Buyer Personal Data only on a need-to-know basis and only to the extent necessary to perform this Order or to carry out Buyer’s further written instructions.

24.3 Seller shall use reasonable technical and organizational measures to ensure the security and confidentiality of Buyer Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss, Seller shall immediately inform Buyer of any Security Breach involving Buyer Personal Data, where “Security Breach” means any event involving an actual, potential or threatened compromise of the security, confidentiality or integrity of the data, including but not limited to any unauthorized access or use, Seller shall also provide Buyer with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach, the identity of each affected person and any other information Buyer may request concerning such affected persons and the details of the breach, as soon as such information can be collected or otherwise becomes available. Seller agrees to take action immediately, at its own expense, to investigate the Security Breach and to identify, prevent and mitigate the effects of any such Security Breach and to carry out any recovery necessary to remedy the impact. Buyer must first approve the content of any filings, communications, notices, press releases or reports related to any Security Breach (“Notices”) prior to any publication or communication thereof to any third party. Seller also agrees to hear any cost or loss Buyer may incur as a result of the Security Breach, including without limitation, the cost of Notices.

24.4 Upon termination of this Order, for whatever reason, Seller shall stop the Processing of Buyer Personal Data, unless instructed otherwise by Buyer, and these undertakings shall remain in force until such time as Seller no longer possesses Buyer Personal Data.

24.5 Seller understands and agrees that Buyer may require Seller to provide certain Personal Data (“Seller Personal Data”) such as the name, address, telephone number and email address of Seller’s representatives in transactions and that Buyer and its Affiliates and its or their contractors may store such data in databases located and accessible globally by their personnel and use it for purposes reasonably related to the performance of this Order, Including but not limited to supplier and payment administration. Seller agrees that it will comply with all legal requirements associated with transferring any Seller Personal Data to Buyer, including but not limited to obtaining the consent of any data subject, where required, prior to transferring any Seller Personal Data to Buyer and/or making any required disclosures. filings or the like with relevant data privacy authorities. Buyer will be the Controller of this data for legal purposes and agrees not to share Seller Personal Data beyond Buyer, its Affiliates and its or their contractors, and to use reasonable technical and organizational measures to ensure that Seller Personal Data is processed in conformity with applicable data protection laws. “Controller” shall mean the legal entity which alone or jointly with others determines the purposes and means of the processing of Personal Data. By written notice to Buyer. Seller may obtain a copy or the Seller Personal Data and submit updates and corrections to it.

25. ENTIRE AGREEMENT. This Order, with documents as are expressly incorporated by reference, is intended as a complete, exclusive and final expression of the parties’ agreement with respect to the subject matter herein and supersedes any prior or contemporaneous agreements, whether written or oral, between the parties. This Order may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. Facsimile signatures on such counterparts are deemed originals. No course of prior dealings and no usage of the trade shall be relevant to determine the meaning of this Order even though the accepting or acquiescing party has knowledge of the performance and opportunity for objection. The term “including” shall mean and be construed as “including, but not limited to”, unless expressly stated to the contrary. The invalidity, in whole or in part, of any of the foregoing articles or paragraphs of this Order shall not affect the remainder of such articles or paragraphs or any other article or paragraph or this Order, which shall continue in full force and effect. Further, the parties agree to give any such article or provision deemed invalid, in whole or in part, a lawful interpretation that most closely reflects the original intention of Buyer and Seller. All provisions or obligations contained in this Order, which by their nature or effect are required or intended to be observed, kept or performed after termination or expiration of an Order will survive and remain binding upon and for the benefit of the parties, their successors (including without limitation successors by merger) and permitted assigns including, without limitation. Sections 2.3(b) 4, 5, 7, 8, 9, 12, 15, 16, 17 and 24.